Deloitte & Touche LLP
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Two World Financial Center        Telephone:  (212) 436-2000
New York, New York  10281-1414    Facsimile:  (212) 436-5000





August 17, 1995



Mr. Robert Greeley
Chairman
INVG Mortgage Securities Corp.
433 California Street, Suite 900
San Francisco, California 94014

Dear Mr. Greeley:

This is to confirm that the client-auditor relationship between INVG Mortgage Securities Corp. and its subsidiaries and Deloitte & Touche LLP has ceased.

Yours truly,


/s/ Deloitte & Touche LLP
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cc:  Office of the Chief Accountant
     Securities and Exchange Commission
     Mail Stop 9-5
     450 5th Street, N.W.
     Washington, DC 20549




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Deloitte Touche
Tohmatsu
International
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